SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: December 15, 1996



                                  CONSECO, INC.

                             State of Incorporation:
                                     Indiana


       Commission File Number                     IRS Employer Id. Number
            No. 1-9250                                 No. 35-1468632


                     Address of Principal Executive Offices:
                         11825 North Pennsylvania Street
                              Carmel, Indiana 46032

                                  Telephone No.
                                 (317) 817-6100



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                         CONSECO, INC. AND SUBSIDIARIES





ITEM 5.  OTHER EVENTS.

     On December 15, 1996, Conseco, Inc. ("Conseco") and Pioneer Financial Services, Inc. ("PFS"), a provider of health and life insurance products, entered into a merger agreement whereby Conseco will acquire PFS for approximately $477 million. In the merger, each of the issued and outstanding shares of PFS common stock would be converted into the right to receive a fraction of a share of Conseco common stock having a value between $25.00 and $28.00, depending on the average closing price of Conseco common stock in the ten trading days immediately preceding the second trading day prior to closing. PFS' outstanding convertible subordinated notes would become convertible into shares of Conseco common stock on an equivalent basis. The total value of the transaction would be approximately $477 million, including $417 million to purchase PFS' 16.7 million common shares and equivalents, and $60 million to retire bank debt and pay other costs. Under the merger agreement, PFS would be merged into Conseco, with Conseco being the surviving corporation. Completion of the transaction, which is subject to customary terms and conditions, including approval by the stockholders of PFS and regulatory approvals, is expected within 180 days.


     On December 17, 1996, Conseco completed its merger with American Travellers Corporation ("ATC"). In the merger, each outstanding share of ATC common stock was converted into the right to receive .5836 of a share of Conseco common stock.

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                         CONSECO, INC. AND SUBSIDIARIES





ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


       (c)   EXHIBITS

             2.9 Agreement and Plan of Merger dated as of December 15, 1996, by and among Conseco, Inc., Rock Acquisition Company and Pioneer Financial Services, Inc.


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                         CONSECO, INC. AND SUBSIDIARIES




                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date: December 15, 1996

                                          CONSECO, INC.




                                          By: /s/ ROLLIN M. DICK
                                              ------------------
                                              Rollin M. Dick
                                              Executive Vice President
                                                 and Chief Financial Officer


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